Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports 2009 First Quarter Financial Results

CHICAGO (April 28, 2009) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced financial results for the first quarter ended March 31, 2009.

Consolidated net revenue of $89.1 million declined 41.8 percent from $153.1 million in the 2008 first quarter, or approximately 36 percent on a constant currency basis. Net revenue declined 40 percent in the Americas, 46.9 percent in Europe (approximately 35 percent on a constant currency basis), and 36 percent in the Asia Pacific region (approximately 28 percent on a constant currency basis).

The number of executive searches confirmed in the quarter decreased 38.4 percent compared to the 2008 first quarter and decreased 6.8 percent compared to the 2008 fourth quarter. The number of consultants at March 31, 2009 was 403, compared to 408 as of March 31, 2008, and 419 as of December 31, 2008. Productivity, as measured by annualized net revenue per consultant, was $0.9 million compared to $1.5 million in the 2008 first quarter. The average fee per executive search was $98,900, compared to $106,700 in last year’s first quarter.

Chief Executive Officer L. Kevin Kelly said, “The negative impact of the global financial crisis and recession is no longer contained to one or two industries. Each of our practice groups and every region experienced double-digit revenue declines in the first quarter. Search confirmations hit a low in December and showed a modest but steady improvement through March. However, the improvement was not as strong as we had anticipated and operating losses in each region were a result of a cost structure that, despite cost-cutting initiatives, was not supported by first quarter revenue.”

Consolidated salaries and employee benefits declined 28.3 percent to $79.3 million, from $110.6 million in the comparable quarter of 2008. This decrease mostly reflects a reduction in discretionary cash bonus expense associated with the decline in revenue, and a decline in base salaries resulting from the company’s reduction in force in January 2009. Salaries and employee benefits as a percentage of net revenue were 89.0 percent for the quarter, compared to 72.2 percent in the 2008 first quarter. Although the company has implemented various cost savings initiatives, this percentage increase generally reflects revenue which declined more quickly than the company’s costs could be restructured.

Consolidated general and administrative expenses were $28.8 million, down 9.0 percent from $31.7 million reported in the comparable prior-year period. The decline reflects the impact of various cost savings initiatives. As a percentage of net revenue, consolidated general and administrative expenses were 32.3 percent, compared to 20.7 percent in the 2008 first quarter, reflecting the decline in revenue.

Excluding restructuring charges of $13.4 million, which management believes more appropriately reflects core operations, the 2009 first quarter operating loss would have been $19.0 million compared to operating income of $10.9 million in the 2008 first quarter. The reported operating loss was $32.4 million. The total amount of the restructuring charge, mostly all comprised of cash charges related to severance expense, is less than the company’s original estimate after finalizing certain negotiated costs.

Excluding restructuring charges, which management believes more appropriately reflects core operations, the net loss would have been $11.2 million and the net loss per diluted share would have been $0.68. The reported net loss was $18.9 million and the net loss per diluted share was $1.15, reflecting an effective tax benefit rate of 42.0 percent. In the 2008 first quarter net income was $7.1 million and diluted earnings per share were $0.38, which reflected an effective tax rate in the quarter of 40.3 percent.

Net cash used in operating activities of $113.2 million primarily reflects 2008 bonus payments of approximately $123 million made in March 2009. In the comparable quarter of 2008, net cash used in operating activities was $116.5 million. Cash and cash equivalents at March 31, 2009 were $96.4 million, compared to $234.5 million at December 31, 2008 and $142.8 million at March 31, 2008.

Regional Review

The Americas reported net revenue of $46.4 million, a decline of 40.0 percent from the 2008 first quarter. All industry groups recognized double-digit declines in confirmations and revenue. The operating loss of $7.5 million, excluding restructuring charges, compares to operating income of $11.7 million in the 2008 first quarter. Consultant headcount in the Americas was 188 at March 31, 2009 compared to 207 at March 31, 2008, and 205 at December 31, 2008.

In Europe, net revenue was $28.1 million, a decline of 46.9 percent from the prior-year quarter. On a constant currency basis, net revenue declined approximately 35 percent. All industry groups recognized double-digit declines in revenue. The operating loss of $2.6 million, excluding restructuring charges, compares to operating income of $5.3 million in the 2008 first quarter. Consultant headcount in Europe was 128 at March 31, 2009, compared to 131 on March 31, 2008, and 127 at December 31, 2008.

In Asia Pacific, net revenue of $14.7 million declined 36.0 percent year over year, or approximately 28 percent on a constant currency basis. The Financial Services and Industrial groups experienced the largest declines. The operating loss of $1.1 million, excluding restructuring charges, compares to operating income of $2.7 million in the 2008 first quarter. Consultant headcount in Asia Pacific was 87 at March 31, 2009, compared to 70 at March 31, 2008, and 87 at December 31, 2008.

2009 Outlook

Kelly added, “Based on conversations with our clients, we still anticipate an improvement in our business in the later half of the year. But given today’s environment, nothing is certain. We are aligning our cost structure with the level of first quarter search confirmations while retaining our best talent to be positioned to capitalize on the recovery when it occurs. Balancing these objectives means that we are consciously retaining some excess capacity at current demand levels. However, the management team is executing more aggressively on cost cutting actions. In addition to the 11 percent work force reduction we made in January, we will further reduce our headcount by approximately 8 to 10 percent in May. We are also reducing many of our variable costs including a reduction in discretionary bonuses and where possible reducing base salaries by 5 percent through a combination of salary cuts, unpaid days off, and reduced hours. Even if the level of first quarter search confirmations persists through the remainder of the year, our goal at the operating income line is to run the business at a minimum of breakeven, excluding restructuring charges. I am confident that as a result of the actions we are taking, Heidrick & Struggles will emerge from the economic downturn stronger and more competitive.”

The company is currently aligning its cost structure for 2009 based on annualized search confirmations reported in the first quarter. As a result of an additional reduction in force to be taken in May, the company expects to record a restructuring charge in the 2009 second quarter in the range of $6 million to $10 million, and anticipates annualized savings of approximately $20 million. Continued economic uncertainty and unprecedented volatility in the capital markets make it difficult to forecast revenue, and as a result, the company’s current plans could change materially in 2009.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review 2009 first quarter results today, April 28, at 9:00 am central time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership advisory services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For more than 55 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax loss carryforwards; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; delays in the development and/or implementation of new technology and systems; and, the ability to meet and achieve the expected savings resulting from cost-reduction initiatives and restructuring activities. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$89,141	$153,139	$(63,998)	-41.8%
Reimbursements	4,558	6,802	(2,244)	-33.0%

Total revenue	93,699	159,941	(66,242)	-41.4%

Operating expenses:
Salaries and employee benefits	79,340	110,606	(31,266)	-28.3%
General and administrative expenses	28,819	31,657	(2,838)	-9.0%
Reimbursed expenses	4,558	6,802	(2,244)	-33.0%
Restructuring charges	13,362	—	13,362

Total operating expenses	126,079	149,065	(22,986)	-15.4%

Operating income (loss)	(32,380)	10,876	(43,256)

Non-operating income (expense):
Interest income, net	669	2,041
Other, net	(906)	(1,087)

Net non-operating income (expense)	(237)	954

Income (loss) before income taxes	(32,617)	11,830

Provision for (benefit from) income taxes	(13,690)	4,762

Net income (loss)	$(18,927)	$7,068

Basic weighted average common shares outstanding	16,518	17,296
Diluted weighted average common shares outstanding	16,518	18,460
Basic earnings (loss) per common share	$(1.15)	$0.41
Diluted earnings (loss) per common share	$(1.15)	$0.38
Salaries and employee benefits as a percentage of net revenue	89.0%	72.2%
General and administrative expense as a percentage of net revenue	32.3%	20.7%
Operating income as a percentage of net revenue	n/a	7.1%
Effective tax rate	42.0%	40.3%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended March 31,
	2009	2008	$ Change	% Change	2009 Margin *	2008 Margin *
Revenue:
Americas	$46,387	$77,337	$(30,950)	-40.0%
Europe	28,072	52,866	(24,794)	-46.9%
Asia Pacific	14,682	22,936	(8,254)	-36.0%

Revenue before reimbursements (net revenue)	89,141	153,139	(63,998)	-41.8%
Reimbursements	4,558	6,802	(2,244)	-33.0%

Total revenue	$93,699	$159,941	$(66,242)	-41.4%

Operating income (loss):
Americas	$(7,474)	$11,724	$(19,198)	-163.7%	n/a	15.2%
Europe	(2,634)	5,261	(7,895)	-150.1%	n/a	10.0%
Asia Pacific	(1,067)	2,722	(3,789)	-139.2%	n/a	11.9%

Total regions	(11,175)	19,707	(30,882)	-156.7%	n/a	12.9%
Corporate	(7,843)	(8,831)	988	11.2%
Restructuring charges	(13,362)	—	(13,362)

Operating income (loss)	$(32,380)	$10,876	$(29,894)	-397.7%	n/a	7.1%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2009	December 31, 2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$96,372	$234,531
Accounts receivable, net	57,020	68,233
Other receivables	8,347	8,586
Prepaid expenses	22,798	19,520
Other current assets	1,265	1,788
Income taxes recoverable, net	22,168	7,719
Deferred income taxes, net	13,735	13,893

Total current assets	221,705	354,270

Non-current assets:
Property and equipment, net	28,375	28,172
Restricted cash	9,477	9,655
Assets designated for retirement and pension plans	23,748	24,973
Investments	12,635	12,594
Other non-current assets	8,793	7,203
Goodwill	104,658	101,234
Other intangible assets, net	13,333	13,543
Deferred income taxes, net	29,800	35,313

Total non-current assets	230,819	232,687

Total assets	$452,524	$586,957

Current liabilities:
Accounts payable	$7,202	$11,977
Accrued salaries and employee benefits	63,969	163,695
Other current liabilities	44,808	49,443
Current portion of accrued restructuring charges	8,543	2,280

Total current liabilities	124,522	227,395

Non-current liabilities:
Retirement and pension plans	26,337	27,503
Other non-current liabilities	23,526	25,755

Total non-current liabilities	49,863	53,258

Stockholders’ equity	278,139	306,304

Total liabilities and stockholders’ equity	$452,524	$586,957

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(18,927)	$7,068
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,658	2,707
Deferred income taxes	27	1,518
Stock-based compensation expense, net	5,901	6,649
Restructuring charges	13,362	—
Cash paid for restructuring charges	(7,558)	(724)
Changes in assets and liabilities, net of effects of acquisitions:
Trade and other receivables	10,310	(26,437)
Accounts payable	856	(307)
Accrued expenses	(99,360)	(97,376)
Income taxes recoverable	(14,689)	(2,774)
Retirement and pension plan assets and liabilities	(1,799)	(216)
Prepayments	(3,635)	(4,002)
Other assets and liabilities, net	(393)	1,060

Net cash used in operating activities	(113,247)	(112,834)

Cash flows from investing activities:
Restricted cash	108	191
Acquisition of businesses, net of cash acquired	(3,828)	(171)
Capital expenditures	(8,241)	(3,552)
Purchase of equity method investment	(1,300)	—
Proceeds from sales of short-term investments	—	22,275
Other, net	—	62

Net cash provided by (used in) investing activities	(13,261)	18,805

Cash flows from financing activities:
Proceeds from stock options exercised	675	331
Purchases of treasury stock	—	(18,013)
Cash dividends paid	(2,496)	(2,246)
Payment of employee tax withholdings from equity transactions	(2,575)	(6,721)

Net cash used in financing activities	(4,396)	(26,649)

Effect of foreign currency exchange rates on cash and cash equivalents	(7,255)	2,921

Net decrease in cash and cash equivalents	(138,159)	(117,757)
Cash and cash equivalents at beginning of period	234,531	260,580

Cash and cash equivalents at end of period	$96,372	$142,823

Supplemental schedule of noncash financing activities:
Beginning of period - Accrued treasury stock purchases	$—	$1,605
Treasury stock purchases	—	19,255
Cash paid for treasury stock purchases	—	(18,013)

Accrued treasury stock purchases	$—	$2,847